Registration No. 333-264388

Registration Statement 333-264388

July 15, 2022

The ETNs are not insured by the FDIC, and may lose value. Continued on next page Big Oil Overview The MicroSectors™ U.S. Big Oil Index Exchange Traded Notes (ETNs) are linked to the performance of the Solactive MicroSectors™ U.S. Big Oil Index. Each ETN offers investors a return based on changes in the level of the Solactive MicroSectors™ U.S. Big Oil Index on a daily compounded basis, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to two separate ETN offerings. Each ETN seeks a return on the underlying index for a single day. The ETNs are not “buy and hold” investments and should not be expected to provide its respective return of the underlying index’s cumulative return for periods greater than a day. The Solactive MicroSectors™ U.S. Big Oil Index The Solactive MicroSectors™ U.S. Big Oil Index includes the 10 U.S. stocks in the energy sector (specified below) with the largest free-float market capitalization. The index’s underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found at www.Solactive.com. Ticker Exchange Traded Note NRGU MicroSectors™ U.S. Big Oil Index 3X Leveraged ETN NRGD MicroSectors™ U.S. Big Oil Index -3X Inverse Leveraged ETN Index Constituents Ticker Name Weight COP ConocoPhillips 10% CVX Chevron Corp 10% DVN Devon Energy Corp 10% EOG EOG Resources Inc 10% MPC Marathon Petroleum Corp 10% OXY Occidental Petroleum Corp 10% PSX Phillips 66 10% PXD Pioneer Natural Resources Co 10% VLO Valero Energy Corp 10% XOM Exxon Mobil Corp 10% As of 6/21/2022. Index weightings and constituents are subject to change. ETN Details NRGD NRGU Intraday Indicative Value NRGDIV NRGUIV CUSIP 06367V303 06367V105 ISIN US06367V3033 US06367V1052 Daily Investor Fee¹ 0.95% per annum, accrued on a daily basis 0.95% per annum, accrued on a daily basis Daily Financing/Interest Rate2 US Federal Funds Effective Rate minus 1.00% per annum, accrued on a daily basis US Federal Funds Effective Rate plus 1.00% per annum, accrued on a daily basis Leverage Factor -3X +3X Leverage Reset Frequency Daily Daily Exchange NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Initial Trade Date 4/9/2019 4/9/2019 Maturity Date 3/25/2039 3/25/2039 1 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to NRGU and the Daily Interest Rate applies to NRGD. -20% -30% 0% 20% 30% 10% -10% MicroSectors™ U.S. Big Oil Index -3X Inverse Leveraged ETN MicroSectors™ U.S. Big Oil Index 3X Leveraged ETN Solactive MicroSectors™ U.S. Big Oil Total Return Index April 2022 May 2022 June 2022 Source: Bloomberg L.P. Q2 2022 Daily Returns (4/1/2022 to 6/30/2022) The following graph illustrates, for the indicated period, the daily changes in the closing level of the index, and the daily changes in the closing indicative note value of each ETN. Past performance is no indication of future results as to the index, or any ETN. Leveraged & Inverse Leveraged Exchange Traded Notes The ETNs are not insured by the FDIC, and may lose value. Bank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) about the offerings to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the Solactive MicroSectors™ U.S. Big Oil Index (the “Index”). The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the energy sector. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events. Please see the “Risk Factors” section in the applicable pricing supplement. We urge you to consult with your investment, legal, tax, accounting and other advisors before you invest in the ETNs. Solactive AG (“Solactive”) is the licensor of the Index. The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive reserves the right to change the methods of calculation or publication. Solactive shall not be liable for any damages suffered or incurred as a result of the use (or inability to use) of the Index. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. Call Us (305) 742-0153 Email Us info@rexshares.com Visit Us www.microsectors.com Big Oil Leveraged & Inverse Leveraged Exchange Traded Notes